UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Genaera Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2003

TO THE STOCKHOLDERS OF

GENAERA CORPORATION:

Notice is hereby given that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Genaera Corporation will be held at the Summerfield Suites by Wyndham—Plymouth Meeting located at 501 East Germantown Pike, East Norriton, Pennsylvania, 19401 on Thursday, May 15, 2003, at 10:00 a.m. local time, for the following purposes:

1.	To elect six directors to the Board of Directors;

2.	To approve an amendment to our Second Restated Certificate of Incorporation to effect a reverse stock split at one of five ratios;

3.	To ratify the appointment of KPMG LLP as our independent accountants for the fiscal year ending December 31, 2003; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record as of the close of business on March 20, 2003 (the “Record Date”) will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournment thereof. A list of our stockholders as of the close of business on March 20, 2003 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania, 19462.

By Order of the Board of Directors,

CHRISTOPHER P. SCHNITTKER

Senior Vice President, Chief Financial Officer

and Secretary

Plymouth Meeting, Pennsylvania

April 21, 2003

THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING MAILED ON OR ABOUT APRIL 21, 2003.

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT FOR

2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2003

This Proxy Statement and the accompanying form of proxy are being mailed on or about April 21, 2003 to the stockholders of Genaera Corporation (“we”, the “Company”, or “Genaera”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Summerfield Suites by Wyndham—Plymouth Meeting located at 501 East Germantown Pike, East Norriton, Pennsylvania, 19401 on May 15, 2003, at 10:00 a.m. local time, and at any adjournments thereof.

Solicitation of proxies is made on behalf of us and our Board of Directors. The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

In accordance with a notice previously sent to certain street-name stockholders who share a single address, the Company is sending only one annual report and proxy statement to that address unless the Company received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Investor Relations at (610) 941-4020 or write them at 5110 Campus Drive, Plymouth Meeting, Pennsylvania, 19462. If you are receiving multiple copies of the Company’s annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

The Company’s Annual Report to Stockholders for the year ended December 31, 2002, including financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the U.S. Securities and Exchange Commission, is available without charge upon written request to Investor Relations, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, Pennsylvania, 19462 or in the SEC’s EDGAR database at www.sec.gov.

VOTING AT THE MEETING

Holders of record of shares of the Company’s common stock at the close of business on March 20, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 35,666,491 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of common stock outstanding in such stockholder’s name. A list of stockholders eligible to vote will be available for inspection by stockholders at our principal place of business, 5110 Campus Drive, Plymouth Meeting, Pennsylvania during normal business hours beginning on May 5, 2003.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders of a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting. The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Brokers who hold shares in street name for customers have the authority under the rules of various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals. A broker non-vote will have no effect in the outcome of the election of directors, as the directors are to be elected by a plurality of the votes cast.

Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Votes may be cast in favor of a director nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect other than for purposes of determining the presence of a quorum.

With regard to the amendment of the Company’s Second Restated Certificate of Incorporation to effect a reverse stock split and the ratification of KPMG LLP as independent accountants, the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

Execution of the accompanying proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of common stock.

CORPORATE GOVERNANCE

In accordance with General Corporation Law of the State of Delaware and our Second Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

The Company has been reviewing its corporate governance policies and practices. This includes comparing its current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, the Company expects to adopt any changes that the Board of Directors believes are the best corporate governance policies and practices for the Company. The Company has adopted and will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System.

Meetings of the Board of Directors

The Board of Directors of the Company held eight meetings and committees of the Board held eleven meetings during 2002. Each of the incumbent directors attended at least 81% of the meetings of the Board of Directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such period. The directors in the aggregate attended approximately 91% of their Board of Directors and assigned committee meetings during such period.

Committees of the Board of Directors

The General Corporation Law of the State of Delaware provides that the Board of Directors, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

Executive Committee.    The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board of Directors at a time when convening a meeting of the entire Board is not feasible. The Executive Committee held one meeting during 2002. The current members of the Executive Committee are Mr. Dougherty and Dr. Levitt.

Audit Committee.    The Audit Committee operates under a written charter adopted by the Board of Directors, which was filed as an exhibit to the Company’s 2001 Proxy Statement. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company’s financial reporting process and systems of internal financial controls regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent accountants; and provide an open avenue of communication among the independent accountants, management and the Board of Directors. The Audit Committee also has the authority to select or replace the independent accountants. The Audit Committee held five meetings during 2002. The current members of the Audit Committee are Dr. Horovitz (Chairman) and Messrs. Ecock and Shapiro, each independent, non-employee members of the Board of Directors.

Compensation Committee.    The Compensation Committee has general supervisory power over, and the power to grant awards under, the Company’s equity compensation plans. In addition, the Compensation Committee recommends to the Board the compensation of the Company’s President and Chief Executive Officer, reviews and takes action on the recommendations of the President and Chief Executive Officer as to the compensation of the Company’s other officers and key personnel, approves the grants of any bonuses to officers and reviews other compensation matters generally. The Compensation Committee held five meetings during 2002. The current members of the Compensation Committee are Dr. Sanders (Chairman), Dr. Horovitz and Mr. Shapiro.

Nominating Committee.    The Nominating Committee is authorized to consider candidates for directors of the Company. It is the policy of the Nominating Committee to consider director nominees recommended by stockholders. Any such recommendation, together with the nominee’s qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee did not meet during 2002. The current members of the Nominating Committee are Mr. Dougherty and Dr. Wyngaarden.

Compensation of Directors

All non-employee directors receive an annual fee of $15,000 for their services to the Company as directors, pro rated in accordance with the period served, grants of stock options, and reimbursement for expenses incurred in connection with attending meetings of the Board of Directors. The Chairman of the Board of Directors receives an additional annual fee of $45,000, pro rated in accordance with the period served. Mr. Dougherty stepped down as Non-Executive Chairman in November 2002 and the Board of Directors has not elected a new Chairman since that date. During 2002, the Compensation Committee awarded two stock option grants to purchase 10,000 shares each to all non-employee directors at exercise prices of $1.14 and $0.40, the fair market value as of their respective dates of grant. These options are non-qualified stock options to acquire shares of common stock with a stated term of ten years, vesting in four equal annual installments beginning one year after the date of grant. If a “change in control” (as defined in the Amended 1998 Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors of the Company consists of such number of directors as is fixed from time to time by resolution adopted by the Board of Directors. At the Annual Meeting, six directors are to be elected. Each director will hold office until the 2004 Annual Meeting, the election and qualification of his successor or his earlier death, removal or resignation.

The Board of Directors has nominated Michael R. Dougherty, R. Frank Ecock, Zola P. Horovitz, Ph.D., Roy C. Levitt, M.D., Robert F. Shapiro, and James B. Wyngaarden, M.D. for election as directors of the Company. All nominees are presently directors of the Company whose terms expire at the 2003 Annual Meeting. Stockholders are also entitled to nominate candidates for the Board of Directors in accordance with the process set forth under the heading “Stockholder Proposals for the 2004 Annual Meeting” in this Proxy Statement.

All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the Board of Directors, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
Michael R. Dougherty	45	1997

Mr. Dougherty served as Chairman of the Board of Directors from November 2000 until November 2002, and has served as a director of the Company since August 1997. Mr. Dougherty has served as Senior Vice President of Commercial Operations of Adolor Corporation, a publicly traded biotechnology company, since November 2002. Mr. Dougherty previously served as President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company, from November 2000 until November 2002. Prior to that, Mr. Dougherty served as President and Chief Executive Officer of the Company from August 1998 through November 2000. Mr. Dougherty served as Executive Vice President of the Company from March 1995 through August 1998 and as Senior Vice President from August 1993, when he joined the Company, until March 1995. Mr. Dougherty served as Chief Financial Officer of the Company from August 1993 through November 2000. Prior to joining the Company, Mr. Dougherty served in the following capacities at Centocor, Inc.: Senior Vice President, Chief Financial Officer and Treasurer, from February 1992 to August 1993; Vice President Corporate Finance from May 1990 to February 1992; and Treasurer from June 1986 to May 1990.

R. Frank Ecock	67	2001

Mr. Ecock has served as a director of the Company since 2001. Mr. Ecock was employed by Merck & Company, Inc. for thirty-three years until his retirement in December 1991. From November 1989 until December 1991, he was Vice President, North American Operations of Merck and was responsible for operations, quality control, and engineering support for five plants and the headquarters site. Since December 1991, Mr. Ecock has been a consultant to the pharmaceutical and biotechnology industries.

Zola P. Horovitz, Ph.D.	68	1995

Dr. Horovitz served as Chairman of the Board of Directors from August 1998 through November 2000, and has served as a director of the Company since 1995. Dr. Horovitz was employed by Bristol-Myers Squibb Company (“Bristol-Myers”) and its predecessor, Squibb Corporation, for over thirty years. At the time of his retirement in 1994, Dr. Horovitz was Vice President of Business Development at Bristol-Myers. Since 1994, Dr. Horovitz has been a consultant to the pharmaceutical and biotechnology industries and is also a director of 3-Dimensional Pharmaceuticals, Inc., Avigen, Inc., BioCryst Pharmaceuticals, Inc., Diacrin, Inc., Palatin Technologies, Inc., Paligent Inc., and Synaptic Pharmaceutical Corporation.

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
Roy C. Levitt, M.D.	49	1997

Dr. Levitt has served as President and Chief Executive Officer since November 2000 and a director of the Company since 1997. Dr. Levitt served as Executive Vice President and Chief Operating Officer of the Company from August 1998 through November 2000. Dr. Levitt was appointed head of Research and Development at the Company, and served as Executive Vice President upon joining the Company in January 1996. Prior to joining the Company, Dr. Levitt was a faculty member at Johns Hopkins University in the Department of Anesthesiology and Critical Care Medicine, from 1986 to 1995, in Neurological Surgery from 1995 to 1996 and in Environmental Health Sciences from 1988 to 1996.

Robert F. Shapiro	68	1996

Mr. Shapiro has served as a director of the Company since September 1996. Since 1997, Mr. Shapiro has been the Vice Chairman and a Partner of Klingenstein, Fields and Co., LLC, an investment management firm. Since 1988, Mr. Shapiro has also served as President of RFS & Associates, Inc., a private investment and consulting firm. Previously, Mr. Shapiro served as President and Co-Chairman of Wertheim Schroder & Co., Inc. and Chairman of New Street Capital Corporation, investment banking firms. Mr. Shapiro is also a director of The Burnham Fund, Inc., and The TJX Companies, Inc.

James B. Wyngaarden, M.D.	78	1996

Dr. Wyngaarden has served as a director of the Company since September 1996. Since 1996, Dr. Wyngaarden has been a partner in the Washington Advisory Group, a consulting firm. From 1995 to 1997, Dr. Wyngaarden was Senior Associate Dean, International Affairs, University of Pennsylvania Medical School. From 1990 to 1994, Dr. Wyngaarden was Foreign Secretary of the U.S. National Academy of Sciences and Institute of Medicine. From 1990 to 1994, Dr. Wyngaarden also served as Associate Dean at Duke University Medical School. From 1956 to 1994, Dr. Wyngaarden served as a Professor of Medicine at Duke University Medical School. Dr. Wyngaarden previously served in several capacities, including as the Director of the National Institutes of Health from 1982 to 1989. Dr. Wyngaarden is also a director of Human Genome Sciences, Inc. and Hybridon, Inc.

PROPOSAL NO. 2—AMENDMENT OF THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS

General

The Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend the Company’s Second Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. If the reverse stock split is approved by the stockholders, the Board of Directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following five ratios: one-for-five; one-for-ten; one-for-fifteen; one-for-twenty; or one-for-twenty-five. Approval of this proposal by our stockholders would give the Board of Directors authority to implement the reverse stock split at any time prior to May 15, 2004. In addition, notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

Background

Our common stock currently trades on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) SmallCap Market under the symbol “GENR.” From December 12, 1991, the date of our initial public offering, until March 9, 2001, our common stock was included for quotation on the Nasdaq National Market under the symbol “MAGN”. On March 9, 2001, we changed our name to Genaera Corporation and, on March 12, 2001, our common stock began inclusion for quotation on the Nasdaq National Market under the symbol “GENR”. Our common stock was included for quotation under the Nasdaq National Market through October 30, 2002, when we elected to begin trading on the Nasdaq SmallCap Market effective with the opening of trading on October 31, 2002.

Since June 2002, the Company has had approximately 35 million shares of its common stock outstanding. Since that time, market prices for stocks trading in the United States markets, particularly in the biotechnology sector, have generally declined. For example, for the year ended December 31, 2002, the Nasdaq Composite Index and the Nasdaq Biotechnology Index decreased 33% and 44%, respectively. In order to reduce the number of shares of the Company’s common stock outstanding and thereby attempt to proportionally raise the per share price of the Company’s common stock, the Board of Directors believes that it is in the best interests of our stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

There are several requirements that we must satisfy in order for our common stock to continue to be listed on the Nasdaq SmallCap Market. These requirements include, but are not limited to, maintaining a minimum per share price of our common stock of one dollar. The per share price of our common stock does not currently satisfy requirements to remain listed on the Nasdaq SmallCap Market. We have received notification from The Nasdaq Stock Market, Inc. that our common stock will be delisted from the Nasdaq SmallCap Market unless the stock closes at or above one dollar per share for at least ten consecutive days by September 18, 2003. In addition, in the future we may not comply with other listing requirements, which might result in the delisting of our common stock. If we are unable to maintain these listing requirements, our common stock would be delisted. Our common stock would then be traded on an electronic bulletin board established for securities that are not included in the Nasdaq or traded on a national securities exchange or in quotations published by the National Quotation Bureau, Inc., that are commonly referred to as “pink sheets.” If this occurs, it could be more difficult for investors to sell our securities or obtain the same level of market information as to the price of our common stock as is currently available. Delisting from the Nasdaq SmallCap Market could adversely affect the liquidity and the price of our common stock and could have a long-term adverse impact on our ability to raise future capital through a sale of our common stock.

The Board of Directors believes that it is in the best interests of our stockholders and us for the Board of Directors to have the authority to effect a reverse stock split in order to return our share price to a higher price level. The Board of Directors believes that if our common stock maintains a higher price after a reverse stock split, the higher price may facilitate our ability to satisfy the listing requirements of the Nasdaq SmallCap Market. The Board of Directors also believes that if our common stock maintains a higher price after a reverse stock split, the higher price may meet investing guidelines for certain institutional investors and investment funds and continued inclusion in certain key stock market indices. In addition, the Board of Directors believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks. The Board of Directors believes that the combination of a continued Nasdaq listing, lower transaction costs, and increased interest from institutional investors and investment funds can ultimately improve the trading liquidity of our common stock.

The Board of Directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) will provide it with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders and the Company at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio from among the five ratios set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to May 15, 2004, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed, and to abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders and the Company. No further action by our stockholders will be required in order for the Board of Directors to abandon the reverse stock split.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the last reported bid price of our common stock on March 31, 2003 of $0.61 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-five, there can be no assurance that the post-split market price of our common stock would be $3.05 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Material Effects of the Proposed Reverse Stock Split

If approved and effected, the reverse stock split will be realized simultaneously for all of Genaera common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse stock split would otherwise result in any of our stockholders owning a fractional share or option. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-reverse stock split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of our common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of our common stock will not be reduced, the reverse stock split will increase the total number of authorized and unissued shares of common stock that the Board of Directors may issue in certain cases without further stockholder action. The Board of Directors currently has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding any such issuance of common stock subsequent to the reverse stock split.

The principal effect of the reverse stock split will be that:

•	the number of shares of our common stock issued and outstanding will be reduced from approximately 35.7 million shares as of March 31, 2003 to a range of approximately 1.4 million to 7.1 million shares and stockholders of record will be reduced from approximately 370 to a range of approximately 339 to 366 (subject to the treatment of fractional shares). Each of these ranges depends on the reverse stock split ratio determined by the Board of Directors, the shares of common stock issued and outstanding, and the number of stockholders of record as of the effective date of the reverse stock split;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•	based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under the Amended 1998 Equity Compensation Plan (the “1998 Plan”) will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales. In no event will the Board of Directors select a ratio for the reverse stock split which would reduce the number of stockholders below the minimum number of stockholders required by the continued listing requirements of the Nasdaq SmallCap Market.

Effect on Fractional Stockholders

After the consummation of a reverse stock split, you will not receive fractional shares as a result of the reverse stock split. Instead, our transfer agent, StockTrans, Inc., will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive fractional shares. We expect that our transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After the completion of such sale, you will receive a cash payment from our transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale; however, the proceeds will be subject to federal income tax (and may be subject to state or local income taxes). In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in us with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

NOTE: If you do not hold sufficient shares to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)	purchase a sufficient number of shares of our common stock so that you hold at least an amount of shares of our common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis; or

(2)	if applicable, consolidate your accounts so that you hold at least an amount of shares of our common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Genaera’s Option and Warrant Holders and Restricted Stockholders

•	If you are a Genaera option or warrant holder, the number of shares reserved for issuance under our existing stock option plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of such outstanding options or warrants and the exercise price for such outstanding options or warrants will be proportionally adjusted based on the reverse stock split ratio selected by the Board of Directors.

•	If you are a current or former employee, you may have been awarded our restricted stock, which will be proportionally adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Genaera’s Convertible Preferred Stockholders

If you are a holder of our Series A or Series B Convertible Preferred Stock, the number of shares of common stock each convertible security is converted into will be adjusted proportionately based on the reverse stock split ratio selected by the Board of Directors. In lieu of any fractional shares to which a preferred stockholder may be entitled, we will pay cash equal to such fraction multiplied by the then effective conversion price of the preferred stock.

Effect on Registered and Beneficial Stockholders

Upon the commencement of a reverse stock split, we intend to treat stockholders holding our common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Certificated Shares

•	Some of our registered stockholders hold all or a portion of their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate and the properly completed and executed letter of transmittal, you will be issued a certificate for the appropriate number of shares.

•	If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Effect on Fractional Stockholders”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. We will continue to have 75,000,000 authorized shares of common stock and 9,211,031 authorized shares of preferred stock. As of March 31, 2003, we had 35,666,491 shares of common stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on our balance sheet (which is based on the par value) will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be increased with the amount by which the stated capital is reduced. The per-share net loss and net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of Genaera, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to our Second Restated Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Second Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Genaera.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to May 15, 2004, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Second Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date”. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to a United States holder of our common stock. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i. e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion only applies to you if you are a United States holder of our common stock.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor, except that, as described below, if cash is received in lieu of fractional shares, the stockholder’s aggregate tax basis will be reduced by the amount attributable to the fractional shares. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date. If you receive cash in lieu of a fractional share of our common stock, your aggregate tax basis in the post-reverse stock split shares will be reduced by the basis attributable to such fractional shares.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE AMENDMENT OF THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS.

PROPOSAL NO. 3—RATIFICATION OF SELECTION OF  KPMG LLP AS INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has reappointed KPMG LLP as our independent accountants for the year ending December 31, 2003, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as our independent accountants is not required by our bylaws, Delaware corporate law or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of KPMG LLP as independent accountants, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2003.

KPMG LLP has audited our financial statements since their appointment in 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed by KPMG LLP to us for:

Audit Fees in connection with the audit of our 2002 annual financial statements and the review of financial statements in our quarterly reports on Form 10-Q filed in 2002	$88,960

Financial Information Systems Design and Implementation Fees for the year 2002	$—

All Other Fees for the year 2002, other than for services covered above, which consist solely of accounting consultations, review of SEC registration statements, issuance of a comfort letter and tax compliance	$42,025

The affirmative vote of the holders of a majority of the common stock represented at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Genaera Corporation Board of Directors (the “Audit Committee”) is composed of three directors who are not employees of the Company and operates under a written charter adopted by the Board of Directors, which was filed as an exhibit to the Company’s 2001 Proxy Statement. The members of the Audit Committee are Zola P. Horovitz, Ph.D. (Chairman), R. Frank Ecock and Robert F. Shapiro. Each year, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent accountants.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent accountant is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accountants on the basis of information it receives, discussions with management and the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In 2002, the Audit Committee has met and held discussions with management and the independent accountants periodically. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the financial statements with management and the independent accountants, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent accountants matters required to be discussed by applicable auditing standards concerning communications with audit committees.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants that firm’s independence. The Committee further considered whether the provision of non-audit services by the Company’s independent accountants is compatible with such accountants maintaining their independence.

The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission. During 2002, the Company did not engage KPMG LLP to perform any management or financial information systems design consulting services.

In reliance on the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the U.S. Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended the selection of KPMG LLP as the Company’s independent accountants for 2003.

MEMBERS OF THE AUDIT COMMITTEE

Zola P. Horovitz, Ph.D., Chairman

R. Frank Ecock

Robert F. Shapiro

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 20, 2003 (except as otherwise noted) regarding the ownership of common stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this Proxy Statement and (iv) by all current executive officers and directors of the Company as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class (3)
State of Wisconsin Investment Board (“SWIB”) (4) P.O. Box 7842 Madison, WI 53707	7,036,230	19.7%

Stuart T. Weisbrod, Ph.D. (5) 230 Park Avenue, Suite 928 New York, NY 10169	2,215,000	6.2%

Wellington Management Company, LLP (“Wellington”) (4)(6) 75 State Street Boston, MA 02109	1,950,400	5.5%

Roy C. Levitt, M.D. (7)	723,500	2.0%
Michael R. Dougherty (8)	495,750	1.4%
Kenneth J. Holroyd, M.D. (9)	354,500	*
Robert F. Shapiro (10)	238,000	*
Zola P. Horovitz, Ph.D. (11)	110,000	*
Sean M. Johnston, Ph.D. (12)	107,500	*
Charles A. Sanders, M.D. (13)	65,000	*
James B. Wyngaarden, M.D. (14)	55,000	*
R. Frank Ecock (15)	55,000	*
Christopher P. Schnittker (16)	37,500	*
David F. Jarosz	—	—
Angeline K. Shashlo	—	—
All current directors and executive officers as a group (11 persons) (17)	2,241,750	6.0%

*	Less than one percent.
(1)	Except for SWIB, Dr. Weisbrod and Wellington, the address of each beneficial owner is c/o Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, Pennsylvania, 19462.
(2)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of March 20, 2003.
(3)	The percentage for each individual or group is based on 35,666,491 shares that were outstanding as of March 20, 2003 and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of March 20, 2003.
(4)	This information is presented in reliance on information disclosed in Schedule 13Gs filed with the Securities and Exchange Commission and reporting as of February 14, 2003 for SWIB and December 31, 2002 for Wellington.
(5)

Includes shares beneficially owned by the following entities with which Dr. Weisbrod is affiliated: Merlin BioMed Group, L.L.C. (“MBG”)—958,000 shares; Merlin BioMed Investment Advisors, L.L.C. (“MBIA”)—1,012,000; Merlin BioMed, L.P. (“MBLP”)—482,022; Merlin BioMed II, L.P. (“MBII”)—236,500 and Merlin BioMed III, L.P. (“MBIII”)—239,478. MBG, the general partner of MBLP, MBII and

MBIII, has shared voting and dispositive power of the 958,000 shares owned in the aggregate by those entities and disclaims beneficial ownership of all such shares. MBIA, MBLP, MBII and MBIII each have shared voting and dispositive power with respect to the number of shares that they beneficially own. Dr. Weisbrod has sole voting and dispositive power with respect to 100,000 shares, and shared voting and dispositive power with respect to 2,215,000 shares, which shares include 145,000 shares owned by members of Dr. Weisbrod’s immediate family. Dr. Weisbrod disclaims beneficial ownership of all but the 100,000 shares for which he has sole voting and dispositive power. The information in this note is as of December 2, 2002 and is presented in reliance on information disclosed in Amendment No. 2 to a Schedule 13D filed with the Securities and Exchange Commission by the Merlin BioMed Group.

(6)	Of the shares reported, Wellington shares dispositive power with respect to all 1,950,400 shares and shares voting power with respect to 1,705,300 shares. The shares are owned of record by clients of which Wellington is an investment advisor.
(7)	With respect to Dr. Levitt, includes 620,000 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003, and 2,120 shares of common stock owned by members of Dr. Levitt’s immediate family.
(8)	With respect to Mr. Dougherty, includes 397,000 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(9)	With respect to Dr. Holroyd, includes 319,250 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003, and 9,000 shares of common stock held in a joint account where voting and investment power are shared.
(10)	With respect to Mr. Shapiro, includes 50,000 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(11)	With respect to Dr. Horovitz, includes 81,250 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(12)	With respect to Dr. Johnston, includes 107,500 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(13)	With respect to Dr. Sanders, includes 50,000 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(14)	With respect to Dr. Wyngaarden, includes 50,000 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(15)	With respect to Mr. Ecock, includes 25,000 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(16)	With respect to Mr. Schnittker, includes 37,500 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.
(17)	Includes 1,737,500 shares of common stock issuable upon exercise of options exercisable within sixty days of March 20, 2003.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth for the years ended December 31, 2002, 2001 and 2000 certain compensation awarded, earned or paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2002 and who received in excess of $100,000 for services rendered to the Company (the “Named Executive Officers”).

Summary Compensation Table

	Year	Annual Compensation				Long-Term Compensation			All Other Compensation
Name and Principal Position		Salary		Bonus		Restricted Stock Awards (1)		Securities Underlying Options
Roy C. Levitt, M.D. President and Chief Executive Officer	2002 2001 2000	$ $ $	325,000 325,000 289,074	$ $	— 85,000 65,000	$	— — 32,348	200,000 80,000 170,000	— — —

Kenneth J. Holroyd, M.D. Executive Vice President and Chief Operating Officer	2002 2001 2000	$ $ $	292,916 275,237 233,806	$ $	— 75,000 60,000	$	— — 21,565	165,000 75,000 140,000	— — —

David F. Jarosz Executive Vice President and Chief Business Officer (2)	2002		$165,771		—		—	150,000	$143,893	(6)

Sean M. Johnston, Ph.D. Senior Vice President Manufacturing (3)	2002 2001 2000	$ $ $	180,666 171,287 144,486	$ $	— 16,000 16,000		— — —	75,000 50,000 55,000	— — —

Christopher P. Schnittker Senior Vice President and Chief Financial Officer (4)	2002 2001 2000	$ $ $	146,000 126,684 55,601	$ $	— 20,000 5,500		— — —	100,000 50,000 50,000	— — —

Angeline K. Shashlo Senior Vice President, Regulatory Affairs, Quality Assurance and Project Management (5)	2002		$97,500		$5,000		—	150,000	$66,830	(7)

(1)	Restricted stock awards were granted under our Amended 1998 Equity Compensation Plan. Issuances occur in equal installments over four years, on the anniversary of the initial determination by the Compensation Committee, provided that the grantee remains an employee or director of the Company. Dividends are not paid on unvested restricted stock awards. In 1998, the Compensation Committee awarded an aggregate of 56,000 shares of common stock to certain named executive officers, as follows: Dr. Levitt 36,000 shares, of which 9,000 shares were issued in each of the years 1999, 2000, 2001 and 2002; and Dr. Holroyd 20,000 shares, of which 5,000 shares were issued in each of the years 1999, 2000, 2001 and 2002. In 1999, the Compensation Committee awarded an aggregate of 12,500 shares of common stock to certain named executive officers, as follows: Dr. Levitt 7,500 shares, of which 1,875 shares were issued in each of the years 2000, 2001 and 2002; and Dr. Holroyd 5,000 shares, of which 1,250 shares were issued in each of the years 2000, 2001 and 2002. In 2000, the Compensation Committee awarded an aggregate of 12,500 shares of common stock to certain named executive officers, as follows: Dr. Levitt 7,500 shares, of which 1,875 shares were issued in 2001 and 2002; and Dr. Holroyd 5,000 shares, of which 1,250 shares were issued in 2001 and 2002. In 2001 and 2002, the Compensation Committee did not grant any restricted stock awards.At December 31, 2002, Drs. Levitt and Holroyd had 5,625 and 3,750 shares, respectively, of unvested restricted stock outstanding, which had fair market values of $3,600 and $2400, respectively. Year-end values are based upon a price of $0.64 per share, which was the closing market price of a share of our common stock on December 31, 2002.

(2)	Mr. Jarosz joined us and was appointed an executive officer in February 2002. Mr. Jarosz ceased to be an executive officer upon his resignation effective November 8, 2002 at which time he entered into a six-month consulting arrangement with us. At that date, no stock options granted to him had vested and all granted stock options were forfeited at his resignation.
(3)	Dr. Johnston ceased to be an executive officer upon his resignation effective March 28, 2003 at which time he entered into a one-year consulting arrangement with us. At that date, options to purchase 107,500 shares of common stock were outstanding and will continue to vest during the term of the consulting agreement.
(4)	Mr. Schnittker joined us and was appointed an executive officer in June 2000.
(5)	Ms. Shashlo joined us and was appointed an executive officer in June 2002.
(6)	Represents $112,500 of severance paid and $31,393 of relocation expense reimbursed to Mr. Jarosz by us.
(7)	Represents relocation expense reimbursed to Ms. Shashlo by us.

STOCK OPTIONS

The following table sets forth information regarding stock options granted during the fiscal year ended December 31, 2002 to our executive officers named below:

Option Grants in Last Fiscal Year

	Individual Grants (1)					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002	Exercise Price (2)		Expiration Date
						5%		10%
Roy C. Levitt, M.D.	100,000 100,000	8% 8%	$ $	1.14 0.40	08/07/2012 11/04/2012	$ $	71,694 25,156	$ $	181,687 63,750

Kenneth J. Holroyd, M.D.	90,000 75,000	7% 6%	$ $	1.14 0.40	08/07/2012 11/04/2012	$ $	64,525 18,867	$ $	163,518 47,812

David F. Jarosz (4)	150,000	11%		$2.92	02/25/2012		$21,900		$43,800

Sean M. Johnston, Ph.D. (5)	50,000 25,000	4% 2%	$ $	1.14 0.40	08/07/2012 11/04/2012	$ $	35,847 6,289	$ $	90,843 15,937

Christopher P. Schnittker	50,000 50,000	4% 4%	$ $	1.14 0.40	08/07/2012 11/04/2012	$ $	35,847 12,578	$ $	90,843 31,875

Angeline K. Shashlo (6)	75,000 50,000 25,000	6% 4% 2%	$ $ $	1.14 1.14 0.40	08/07/2012 08/07/2012 11/04/2012	$ $ $	53,770 35,847 6,289	$ $ $	136,265 90,843 15,937

(1)	Options are non-qualified stock options to acquire shares of common stock with a stated term of ten years, vesting in four equal annual installments beginning one year after the date of grant. If a “change in control” (as defined in the Amended 1998 Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.
(2)	We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.
(3)

Potential realizable values are based on an assumption that the stock price of the common stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder’s continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table. These assumptions are not intended to forecast future appreciation of our common stock.

(4)	Mr. Jarosz ceased to be an executive officer upon his resignation effective November 8, 2002 at which time he entered into a six-month consulting arrangement with us. At that date, no stock options granted to him had vested and all granted stock options were forfeited at his resignation.
(5)	Dr. Johnston ceased to be an executive officer upon his resignation effective March 28, 2003 at which time he entered into a one-year consulting arrangement with us. At that date, options to purchase 107,500 shares of common stock were outstanding and will continue to vest during the term of the consulting agreement.
(6)	On August 7, 2002, Ms. Shashlo was granted 75,000 stock options consistent with her offer of employment and an additional 50,000 stock options as a member of our executive team in two separate grants.

The following table sets forth certain information regarding stock option exercises during 2002 and the value of vested and unvested options for the persons named in the Summary Compensation Table as of December 31, 2002. Year-end values are based upon a price of $0.64 per share, which was the closing market price of a share of our common stock on December 31, 2002, and represents the difference between $0.64 per share and the exercise price per share of the options.

Aggregated Option Exercises in Last Year and Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Roy C. Levitt, M.D.	—	$—	620,000	365,000	$—	$24,000
Kenneth J. Holroyd, M.D.	—	$—	319,250	306,250	$—	$18,000
David F. Jarosz (1)	—	$—	—	—	$—	$—
Sean M. Johnston, Ph.D. (2)	—	$—	100,000	160,000	$—	$6,000
Christopher P. Schnittker	—	$—	37,500	162,500	$—	$12,000
Angeline K. Shashlo	—	$—	—	150,000	$—	$6,000

(1)	Mr. Jarosz ceased to be an executive officer upon his resignation effective November 8, 2002 at which time he entered into a six-month consulting arrangement with us. At that date, no stock options granted to him had vested and all granted stock options were forfeited at his resignation.
(2)	Dr. Johnston ceased to be an executive officer upon his resignation effective March 28, 2003 at which time he entered into a one-year consulting arrangement with us. At that date, options to purchase 107,500 shares of common stock were outstanding and will continue to vest during the term of the consulting agreement.

OTHER FORMS OF COMPENSATION

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2002 regarding our equity compensation plans, including the Amended 1998 Equity Compensation Plan and the 1992 Stock Option Plan (the “1992 Plan”). As a result of the expiration of the 1992 Plan in 2002, no additional option grants will be made under the 1992 Plan.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,214,275	$3.77	718,875
Equity compensation plans not approved by security holders	—	—	—

Total	4,214,275	$3.77	718,875

The Amended 1998 Equity Compensation Plan

We adopted the Amended 1998 Equity Compensation Plan (the “1998 Plan”) to assist us in attracting officers and other employees, non-employee directors, and consultants and advisors and to allow these individuals to acquire and maintain shares of our common stock. We believe that stock ownership will strengthen these individuals’ concern for our long-term welfare and their desire to remain employed by us.

The 1998 Plan provides participants with the ability to receive awards of incentive stock options, nonqualified stock options and stock awards. The 1998 Plan was originally effective on February 11, 1998 and was amended by the Board of Directors on March 9, 2001, to change the name from the Magainin Pharmaceuticals, Inc. 1998 Equity Compensation Plan and on March 21, 2001, to increase the number of shares authorized to be issued under the 1998 Plan to 3,500,000 shares. The 1998 Plan was approved by the shareholders on May 16, 2001.

In general, a committee of two or more non-employee directors appointed by our Board of Directors administers the 1998 Plan. Each committee member serves until he resigns or until he is replaced by the Board. The committee has the sole authority to determine which employees, non-employee directors and consultants will receive discretionary awards under the 1998 Plan, the terms of the awards, including timing and type of award, the duration of any applicable exercise or restriction period, the number of shares subject to the award, and the value of the award. The committee also has the authority to administer and interpret the 1998 Plan and any agreements issued under the 1998 Plan. The committee’s determinations under the 1998 Plan are final and are not required to be uniform as to all participants in the 1998 Plan.

The following persons are eligible to receive awards under the 1998 Plan:

•	Our employees and the employees of our subsidiaries.

•	Our non-employee directors and the non-employee directors of our subsidiaries.

•	Our consultants and advisors and the consultants and advisors of our subsidiaries.

The 1998 Plan authorizes us to issue up to 3,500,000 shares of our common stock pursuant to awards, but not more than 25% of the 3,500,000 shares may be issued or transferred as awards of restricted stock. The 1998 Plan also provides that the maximum number of shares that may be subject to grant to any individual during a calendar year is 250,000 shares. To the extent an award lapses or the rights of the holder of an award lapse, the shares subject to such awards will again be available under the 1998 Plan. The committee shall adjust the shares subject to the 1998 Plan to reflect changes in our common stock on account of dividends payable in our stock, spin-offs, stock splits, recapitalization, reorganizations, recapitalizations, mergers, consolidations, exchanges, or other relevant changes in our capitalization. We may either directly issue or purchase on the open market the shares that will be used to make awards under the 1998 Plan.

The following types of awards are available under the 1998 Plan:

•	Incentive Stock Options

•	Nonqualified Stock Options

•	Restricted Stock

The committee will determine the exercise price and exercisability of the stock option, which will each be set forth in a stock option agreement. The exercise price of an option may not be less than the fair market value of a share of our stock on the date of grant. If you receive an incentive stock option and you own more than 10% of the voting power of our stock or the stock of a subsidiary, the exercise price of an incentive stock option must be at least equal to 110% of the fair market value of our stock on the date of grant. The committee can not amend the option to decrease the exercise price below the fair market value of our stock on the date of grant. In addition, the committee may not substitute or exchange the option for an option with an exercise price below the fair market value of our stock on the date of grant of the original option. The committee will also determine the exercise term of each option and will set forth the exercise term in a stock option agreement. However, the term of an option may not exceed ten years from the date of grant.

Restricted stock is an award of our common stock that is subject to restrictions. The committee will determine whether restricted stock will be granted, the number of shares subject to the award, the period during which the restrictions applicable to the award will lapse, and any other terms, conditions or restrictions applicable to the restricted stock. Unless the committee determines otherwise, eligible persons will be entitled to receive a stock certificate or stock certificates when the restrictions on shares subject to their restricted stock award have lapsed. Our employees, non-employee directors and consultants and the employees, directors and consultants of our subsidiaries are eligible to receive restricted stock awards under the 1998 Plan. Until the restrictions on the restricted stock lapse, they may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock. Unless the committee determines otherwise, they may vote the shares subject to their restricted stock and receive dividends or any other distributions paid on the shares, subject to the any restrictions imposed by the committee. Unless the committee determines otherwise, if an eligible person ceases to be employed by, or to provide service to us for any reason, their award of restricted stock will terminate and all shares that are subject to restrictions must be immediately returned to us.

Unless the Board provides otherwise, no additional awards will be granted under the 1998 Plan after February 10, 2008. However, the termination of the 1998 Plan will not effect the outstanding awards, unless we receive the holders consent, and will not impair the committee’s authority with respect to such awards.

Executive Arrangements

In January 1996, we entered into an employment agreement with Dr. Levitt pursuant to which, among other things, Dr. Levitt will receive up to an additional 75,000 options in the event certain milestones are achieved in a certain area of research and development. Dr. Levitt is entitled to receive twelve month’s base salary in the event that his employment is terminated by us without “cause,” which is reduced or eliminated if he becomes subsequently employed elsewhere within that period. All of our other executive officers are entitled to receive from six to twelve months’ base salary in the event that their employment is terminated by us without “cause” pursuant to individual employment agreements.

Mr. Jarosz ceased to be an executive officer upon his resignation effective November 8, 2002 at which time he entered into a six-month consulting arrangement with us. At that date, no stock options granted to him had vested and all granted stock options were forfeited at his resignation. Dr. Johnston ceased to be an executive officer upon his resignation effective March 28, 2003 at which time he entered into a one-year consulting arrangement with us. At that date, options to purchase 107,500 shares of common stock were outstanding and will continue to vest during the term of the consulting agreement.

We do not currently grant any long-term incentives, other than stock options, to our executives or other employees. Similarly, we does not sponsor any defined benefit or actuarial plans at this time.

The following Compensation Committee Report and Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Compensation Committee”) believes that a well-designed compensation program should align the goals of the stockholders with the goals of the executive, and that a significant portion of executive compensation, over the long-term, should be dependent upon the value created for the stockholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some of which are transient in nature and beyond the control of the Company’s executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices, and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of research and drug development programs, adherence to budgets, strengthening of the Company’s financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company’s need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.

The Company competes with both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company’s executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company therefore must place greater emphasis on long-term compensation, principally including the grant of stock options and awards.

The Company’s compensation program for executive officers is comprised of base salary, performance bonuses, longer-term incentive compensation in the form of stock options and awards, and benefits available generally to all of the Company’s employees. The process utilized by the Compensation Committee in determining executive officer compensation levels for each of these components is based on the Compensation Committee’s subjective judgment, and the other factors noted herein.

Compensation Components

Base Salary.    Base salary levels for the Company’s executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company and changes in job responsibility. The Compensation Committee also reviews certain compensation information publicly available and gathered informally, including merit increase data, and also considers salary history at the Company. In 2002, Dr. Levitt’s base salary of $325,000 did not change in light of the Company’s financial resource limitations. Other members of senior management received salary increases in consideration of promotions and increases in responsibilities within the Company.

Performance Bonus Compensation.    The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company’s annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee’s evaluation of each executive’s performance in attaining such corporate and individual goals and objectives. Performance bonuses are expected to represent a significant portion of executives’ total cash compensation. In 2002, the Compensation Committee did not award cash bonuses to the Company’s executive officers in light of the Company’s financial resource limitations, with the exception of Ms. Shashlo who was awarded a one-time bonus in the amount of $5,000 in recognition of certain accomplishments.

Stock Option Grants.    The objective of option grants is to align the long-term financial interests of the option holder with the financial interests of the Company’s stockholders. Stock option exercise prices are set at the prevailing market price at the time of grant, and stock options will only have value if the Company’s stock price increases. The Company, as with all biopharmaceutical companies, relies heavily upon stock option grants. Without such incentives, it would not be possible to attract and retain qualified managers or scientists. The Compensation Committee generally considers stock option grants at hiring and on an annual basis as a means to continue to provide incentives to the Company’s senior managers to work toward increasing stockholder value; however, the granting of any such options is totally discretionary. In order to assess competitive factors, the Committee also analyzes data relating to option grants being awarded to executives of other biopharmaceutical companies.

In 2002, the Compensation Committee made grants of stock options to executive officers aggregating 840,000 shares, which include grants aggregating 225,000 shares made upon the initial employment of certain executive officers of the Company. The exercise price of all grants, excluding grants made upon initial employment, was either $1.14 or $0.40, which was the fair market value on each of the dates of grant. Mr. Jarosz and Ms. Shashlo were granted options to purchase 150,000 and 75,000 shares, respectively, each upon their initial employment at exercise prices $2.92 and $1.14, respectively, which were the fair market values on the respective dates of grant. Dr. Levitt was awarded options to purchase 200,000 shares in 2002, which are included in that aggregate total. The Compensation Committee also took note of the fact that certain of Dr. Levitt’s and other executive officers’ prior option awards were exercisable at prices in excess of the current value of the Company’s common stock, and determined that additional awards were appropriate to continue to provide meaningful incentives to the management group to build value within the Company.

Payments during 2002 to the Company’s executives under the various programs discussed above were made in accordance with the provisions of Section 162(m) of the Internal Revenue Code, which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a public company for compensation paid to certain individuals to $1,000,000, except to the extent that any excess compensation is performance-based compensation. The definition of performance-based compensation includes compensation deemed payable on the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. The 1998 Plan is designed to ensure that the exercise of such stock options will qualify as performance-based compensation. In accordance with current regulations, the Compensation Committee believes that the amounts realized upon the exercise of stock options will qualify as performance-based compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

Charles A. Sanders, M.D., Chairman

Robert F. Shapiro

Zola P. Horovitz, Ph.D.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Drs. Horovitz and Sanders and Mr. Shapiro. There are currently no compensation committee interlocks or insider participation related to members of the Compensation Committee.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return of our common stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market (U.S.) Index (the “Nasdaq Index”), (ii) the Index of Nasdaq Pharmaceutical Stocks (the “Pharmaceutical Index”) and (iii) the Nasdaq Biotechnology Index (the “Biotechnology Index”), assuming an investment of $100 on December 31, 1997 in each of the our common stock, the stocks comprising the Nasdaq Index, the stocks comprising the Pharmaceutical Index and the stocks comprising the Biotechnology Index, and further assuming reinvestment of dividends. The graph commences as of December 31, 1997. For this Proxy Statement, we have added the Biotechnology Index to the comparison below, and will discontinue use of the Pharmaceutical Index in future comparisons, because we believe that the companies that comprise the Biotechnology Index more closely reflect Genaera’s current peer industry group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by us and written representations from certain reporting persons, we believe that during the year ended December 31, 2002 all filing requirements applicable to our officers, directors and ten-percent stockholders were satisfied, except for the following:

•	Drs. Holroyd, Johnston, and Levitt, Mr. Schnittker and Ms. Shashlo each filed one late Form 4 reporting changes in beneficial ownership (the grant of options to purchase common stock) which occurred on November 4, 2002. The appropriate Forms 4 were filed on November 14, 2002.

•	Drs. Horovitz, Sanders and Wyngaarden and Messrs. Dougherty, Ecock and Shapiro each filed one late Form 4 reporting changes in beneficial ownership (the grant of options to purchase common stock) which occurred on November 4, 2002. The appropriate Forms 4 were filed on November 25, 2002.

OTHER MATTERS FOR THE 2003 ANNUAL MEETING

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the accompanying proxy will vote the shares represented thereby in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the Proxy Statement and form of proxy relating to the 2004 annual meeting, such proposals must be received by us no later than December 15, 2003. Proposals should be directed to the attention of the Secretary of the Company. Under Securities and Exchange Commission rules, stockholders wishing to have a proposal presented at an annual meeting must submit the proposal to us so that the Secretary of the Company receives it not less than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event the date of the meeting is advanced by more than 30 days from the date of the 2003 annual meeting of stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the 2004 annual meeting is March 7, 2004 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at our 2004 annual meeting

By Order of the Board of Directors,

CHRISTOPHER P. SCHNITTKER Secretary

Plymouth Meeting, Pennsylvania

April 21, 2003

EXHIBIT A

FIRST AMENDMENT

TO THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

GENAERA CORPORATION

Genaera Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does, by Roy C. Levitt, M.D., its President and Chief Executive Officer, hereby certify on this day of            , 200   that:

1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 29, 1987 (the “Certificate of Incorporation”). The Certificate of Incorporation was first restated and the Restated Certificate was filed with the Secretary of State of the State of Delaware on September 21, 1992. The Certificate of Incorporation was restated a second time and the Second Restated Certificate was filed with the Secretary of State of the State of Delaware on May 20, 2002.

2.    Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), the Directors of the Corporation unanimously found, on September 18, 2002, that the proposed amendment to the Second Restated Certificate of Incorporation of the Corporation, as previously amended (the “First Amendment”), was advisable and in the best interests of the Corporation and directed that the First Amendment be submitted for consideration and action thereon by the holders of the common stock of the Corporation, as follows:

The first paragraph of ARTICLE FOURTH of the Second Restated Certificate of Incorporation of the Corporation shall be amended by adding the following language:

“Simultaneously with the filing of this First Amendment (the “Effective Time”), all issued and outstanding shares of common stock, par value $.002 per share, issued and outstanding immediately prior to the Effective Time (“Existing common stock”) shall, without further action on the part of the Corporation or any holder of such Existing common stock, be and hereby are automatically combined and reclassified as follows: each       (    ) shares of Existing common stock shall be combined and reclassified (the “Reverse Stock Split”) as one (1) fully paid and non-assessable share of issued and outstanding common stock, par value $.002 per share (“New common stock”), provided that there shall be no fractional shares of New common stock. In the case of any holder of fewer than       (    ) shares of Existing common stock or any number of shares of Existing common stock which, when divided by       (    ), does not result in a whole number (a “Fractional Share Holder”), the fractional share interest of New common stock held by such Fractional Share Holder as a result of the Reverse Stock Split shall receive an equivalent amount of cash in lieu of such fractional shares, based on the closing price of the Existing common stock on             .

The Reverse Stock Split shall not change the par value per share of the shares of common stock, which par value per share of common stock shall remain $.002 per share, and the remaining par value of the Existing common stock shall be reclassified as surplus. The reclassification of the Existing common stock into common stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such Existing common stock are physically surrendered to the Corporation.

From and after the Effective Time, the term “New common stock,” as used in this Article IV shall mean common stock, as provided in the Second Restated Certificate of Incorporation, as amended.

The remainder of ARTICLE FOURTH shall remain unchanged.

3.    The First Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242(b)(1) of the DGCL.

4.        Pursuant to Section 242 of the DGCL, at the Annual Meeting of the holders of the common stock of the Corporation (collectively, the “Stockholders”), the Stockholders, holding a majority of the issued and outstanding shares of common stock, voted in favor of, approved and adopted the foregoing proposed First Amendment. The number of shares voting in favor of the amendment equaled or exceeded the vote required.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be signed by its President and Chief Executive Officer this         day of            , 200    .

GENAERA CORPORATION

[CORPORATE SEAL]

By:
Roy C. Levitt, M.D. President and Chief Executive Officer

PROXY	GENAERA CORPORATION	PROXY

Annual Meeting of Stockholders, May 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Roy C. Levitt, M.D. and Christopher P. Schnittker, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Genaera Corporation to be held on May 15, 2003, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting, or any adjournments thereof, all as set forth in the April 21, 2003 Proxy Statement.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

1.	Election of the following six nominees for directors: Michael R. Dougherty, R. Frank Ecock, Zola P. Horovitz, Ph.D., Roy C. Levitt, M.D., Robert F. Shapiro, and James B. Wyngaarden, M.D.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES FOR DIRECTORS.

For all nominees	☐	Withhold for all nominees	☐	Withhold for the following only: (Write the names of the nominee(s) in the space below)

2.	To approve an amendment of the Company’s Second Restated Certificate of Incorporation to effect a reverse stock split at one of five ratios.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS.

For ☐	Against ☐ Abstain ☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

3.	Ratification of the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF KPMG LLP

AS INDEPENDENT ACCOUNTANTS.

For ☐	Against ☐ Abstain ☐
4.	To vote on such other matters that may properly come before the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY

STATEMENT AND ANNUAL REPORT OF GENAERA CORPORATION.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated	, 2003

Signature

Signature (if held jointly)

I plan to attend the meeting: Yes ☐ No ☐

This Proxy will be voted FOR all nominees and FOR all other proposals unless otherwise indicated,

and in the discretion of the proxies on all other matters properly brought before the meeting.

PLEASE DATE, SIGN AND RETURN PROMPTLY.